Exhibit 10.1

Dated this 20th day of March 2023

________________________________________

JOINT VENTURE and

SHAREHOLDER’S AGREEMENT

________________________________________

THIS JOINT VENTURE and SHAREHOLDERS’ AGREEMENT is made

This 20th day of March 2023

BETWEEEN:-

(1)	TREASURE SUCCESS INTERNATIONAL LIMITED （寶陞國際有限公司）, a company registered in Hong Kong with Company Registration No. 2398596 and having its registered office at Unit A, 19th Floor, Ford Glory Plaza, 37-39 Wing Hong Street, Cheung Sha Wan, Kowloon, Hong Kong (hereinafter called “Treasure Success”); and

(2)	P.T. ERATEX (HONG KONG) LIMITED, a company registered in Hong Kong with Company Registration No. 0918303 and having its registered office at Unit 1101, 11th Floor, Tower 1, Cheung Sha Wan Plaza, 833 Cheung Sha Wan Road, Lai Chi Kok, Kowloon, Kong (hereinafter called “Eratex”).

WHEREAS:-

(1)	Treasure Success is a garment trader and manufacturer. It is a wholly owned subsidiary of Jerash Holdings (US) Inc. a company listed on the NASDAQ Stock Market (NASDAQ: JRSH) with production base in Jordan.

(2)	Eratex is a garment manufacturer and exporter. It is a wholly owned subsidiary of PT. Eratex Djaja Tbk and part of Busana Apparel Group, a large garment manufacturer with facilities located in Indonesia and Ethiopia.

(3)	The parties believe that it will be beneficial to both sides for the parties to set up a joint venture to engage in garment business for some specific labels and customers. The parties have agreed to enter into the commitments set out herein to regulate their rights and to set the joint venture in motion.

(4)	J&B International Limited (“the Company”) formerly known as Charming Sky Limited is a company incorporated with limited liability under the laws of Hong Kong on 10 January 2023 with Registration No. 3224046 and has at the date hereof an authorized share capital of HK$1.00 divided into 1 shares of HK$1.00 each. Mr. Ng Tsze Lun is the sole shareholder of the Company and holding 1 ordinary share thereof. The parties have agreed to use the Company as their joint venture vehicle, and have agreed to enter into this Joint Venture and Shareholders’ Agreement in the terms as follows.

NOW IT IS AGREED as follows:

1 Interpretation

1.1	In this agreement unless the context otherwise requires :

‘Affiliate’ means	any company that is controlled by, or is under common control with another company

‘Board’ means	the board of directors of the Company or the directors present at a duly convened meeting of the directors at which a quorum is present

‘Business’ means	the business for the Joint Venture set up and run by the parties

‘Business Plan’ means	the plan to run the business of the Company prepared by the Company every year as mention Clause 3.5

‘the Company’ means	the company with Registration No. 3224046 and specifically referred to in Recital (4)

‘Confidential Information’ means	any information material to the operation of the Joint Venture, the Business or the Company that cannot be learned or obtained outside

‘Control’ means	the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a company or party, whether through the ability to exercise voting power, by contract or otherwise.

‘Financial Year’ means	any accounting reference period of the Company

‘JV’ and ‘Joint Venture’ means	the joint venture business formed by the parties under this Agreement and the Business in relation thereto

‘General Manager’ means	the General Manager of the Company from time to time appointed by Treasure Success

‘Shareholder’ and/or ‘Shareholders’ means	the party and/or parties in this Agreement or their successors when holding shares of and in the Company

1.2	References to statutory provisions shall be construed as references to those provisions as respectively amended or re-enacted or as their application is modified by other provisions (whether before or after the date of this agreement) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification).

1.3	The headings are inserted for convenience only and shall not affect the construction of this agreement.

2.	Change of share structure and name of the Company

2.1	The Shareholders agree that after signing hereof and as soon as practicable, the share structure of the Company shall be changed by way of increase of share capital, allotment and/or transfer of shares so that the final share capital structure of the company be as follows:

Shareholder	No. of Shares	% of Shareholding

Treasure Success:	255,000 shares	51%
Eratex:	245,000 shares	49%

	500,000 shares

The Shareholders further agree that the initial working capital requirement of the Company shall be approximately US$1,500,000, to be paid and contributed by the parties in the form of share capital (total share capital being HK$500,000.00) and shareholders’ loans according to their respective shareholding mentioned above.

3	Joint Venture and Business of the Company

3.1	The Shareholders agree that the Company shall carry on the business of garment trading and manufacturing for orders from customers that the parties from time to time consider fit to be undertaken by the joint venture;

3.2	The parties shall contribute their best endeavors to the success of the Joint Venture.

3.3	While the parties agree to work together and from time to time discuss the way to run the Business, it is agreed that each party should concentrate on some areas of work and be primarily responsible for its areas. After discussion, it is decided that Treasure Success shall be in charge of finance and accounting matters for the Company; and Eratex shall be in charge of marketing of the Company. However nothing herein shall preclude any party from requesting information, participating or providing ideas on the areas directly handled by the other party.

3.4	The parties agree that the Business of the Company shall be run by a team of appointed management staff, headed by a General Manager Production (GM-P) and General Manager Marketing (GM-M). Under the GMs, there would be a Financial Controller (FC). All these appointments would be done by the Board of Directors. The proposed initial organization chart of the Company is as attached in Exhibit A. GM-P and GM-M will co-ordinate the two parties on businesses and capacity issues.

3.5	The parties agree that the Business shall run and the Company be operated in accordance with the following principles and directions:

(a)	At initial stage the Company shall act as a trading company. It will receive orders from buyers, buy raw materials and ship to the production base of Treasure Success who will handle production on CM basis.

(b)	Eratex, along with the affiliated companies of Busana Group, will be responsible for sales and marketing, development and merchandising on behalf of the Company and can charge a fixed percentage of fee the amount and details of which shall be determined by the parties together. The debit note for this charge would be from one of the Companies under Busana Group.

(c)	Treasure Success will be responsible for production matters including related QA, QC and factory audit, etc.

(d)	Eratex agrees to submit an initial one year Rolling Sales Projection pursuant to Clause 3.6(f) after consultation with customers. Eratex will provide a list of customers to be contacted for reference.

(e)	Based on the Rolling Sales Projection in Clause 3.5(d), Treasure Success will prepare for production capacity to fulfill the demand.

(f)	Both parties agree to the plan that the joint venture shall run its own stand-alone production premises when the Rolling Sales Projection and capacity preparation by Treasure Success are supporting the goal. Both parties agree that the goal for the joint venture to run its first independent production premises in 8 – 10 months from the execution of this Agreement. Provided the standalone unit is fully compliant and technically approved for production by the all the JV customers. In the case some customers continue to want to have their production in either of the other units of Treasure Success, then the capacity allocations can be mutually discussed between the JV Co and Treasure Success.

(g)	Both parties may assign staff to be put into the Company upon incorporation to work as the management team of the Company.

(e)	Order costs and acceptance shall follow the following rules:

(1)	Both sides will work out the costs for each order to be approved together.

(2)	Treasure Success will provide CM cost with breakdown excluding management & corporate expenses and its normal profit.

(3)	Treasure Success will provide base costs across its factories for Eratex’s reference.

(4)	Eratex will also provide breakdown in development costs, merchandising expenses.

3.6	The parties shall procure that the Company to prepare an annual business plan which shall include the following:

(a)	an estimate of the working capital requirements of the Company with cashflow statement [together with an indication of the amount (if any) which it is considered prudent to retain out of the previous Financial Year’s distributable profits to meet such working capital requirements].

(b)	a projected profit and loss account.

(c)	an operating budget (including estimated capital expenditure requirements) and balance sheet forecast

(d)	a review of the projected business

(e)	a summary of business objectives

(f)	a one year rolling Sales projection and Order Forecast by month (to be prepared by Eratex, and be updated on quarterly basis), so that Treasure Success can estimate and prepare for the capacity required.

The first Business Plan in respect of the first Financial Year shall be prepared within [60] days of the date of this agreement. Business Plans in respect of subsequent Financial Years shall be submitted for approval by the Board not later than [60] days before the commencement of the Financial Year in question.

4.	The Board of Directors and Board Meetings

4.1	As soon as practicable after signing this Agreement the parties shall appoint representatives to form the board of directors for the Company in the manner mentioned in this Clause 4 below. The Board of Directors shall in its first meeting decide and resolve on the following matters including but not limited to:

(a)	the registered office of the Company,

(b)	the auditors of the Company,

(c)	the Company’s accounting reference period,

(d)	the bankers of the Company,

(e)	the Secretary of the Company,

(f)	any other matter(s) that is necessary to be resolved to start the Business.

4.2	The Board of Directors shall act in accordance with the resolutions and decisions of the Board, and has the authority, inter alia, to represent the Company. The Board shall have usual and customary authority such as the authority to engage, suspend or dismiss the employees of the Company and the authority to fix and vary their salary. In addition, pursuant to the Articles of Association the Directors may, by resolution appoint a person including a person who is Director, firm or other company to be an officer or agent of the Company.

4.3	The Board shall consist initially of the following persons:

(1)	NG TSZE LUN

(2)	ERIC TANG

(3)	YICK CHONG SAN

(4)	MANIWANEN

(5)	SUNIL SHEWAKRAMANI

The maximum number of Directors shall be five (5). Each party shall have the right to appoint and remove up to the following numbers of Directors to the Company:-

Treasure Success three (3)

Eratex two (2)

4.4	Except as otherwise provided herein, at any meeting of the Board the directors shall discuss and appoint amongst themselves one of the person present at the time being as the Chairman of the meeting. Each Director shall have one vote and all decisions of the Board shall be by a simple majority vote. In case of any equality of votes, the Chairman shall both on a show of hands and on a poll have a casting vote in addition to the vote or votes to which he may be entitled as a director.

4.5	Matters which would require consent of at least 1 (one) Director appointed by Eratex, as follows:

a)	appointment or removal of key employees such as General Manager /Finance Controller;

b)	to enter into a loan agreement with banks or financial institutions;

c)	initiating or settling any litigation, arbitration or similar proceedings in an amount exceeding HK150,000.

4.6	Each of the Shareholders agrees to immediately remove any person nominated by it as a Director who is convicted of any criminal offence anywhere or who is otherwise disqualified as a Director pursuant to the Articles of Association.

4.7	Each Director shall be entitled to appoint one alternate (who need not be a Director) and each alternate shall have one vote for every Director whom he/she represents (in addition to any vote of his/her own if such alternate is also a Director). If a director appoints an alternate who chairs a meeting, such alternate shall have a casting vote in case of equality of votes in the meeting.

4.8	The quorum for meeting of the Board shall be three (3) comprising at least two (2) Directors nominated by Treasure Success and one (1) Director nominated by Eratex, present at the commencement and throughout the whole of the meeting. If at any time a quorum is not present, the meeting shall adjourn and resume 7 days thereafter at the same time and place and with the same quorum requirement.

4.9	Subject to limitations imposed by applicable laws, the Board may delegate any of its powers including the day-to-day running of the Business to a committee or committees consisting of such members of the Board as it sees fit provided that any such committee shall always comprise at least one Director appointed by Treasure Success. Any committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed by the Board.

4.10	Meetings of the Board (or any committee thereof) shall be held at such times and places as the Board (or any committee thereof) shall determine provided that the Board shall meet at least once every month. Not less than fourteen (14) days’ notice (or such shorter period of notice as many be agreed from time to time by all the Directors) of each meeting of the board (or any committee thereof) specifying the date, time and place of the meeting and the business to be transacted thereat shall be given to all Directors and alternate directors provided that if Directors who would constitute a quorum at any meeting agree to a shorter period of notice then such meeting shall be deemed to be properly called.

4.11	A meeting of the Board may be convened at any time by a Director, subject to the other requirements of this Clause, if in the reasonable opinion of the Shareholder which appointed the Director, there is an important issue which needs to be discussed in advance of the next scheduled Board meeting.

4.12	All relevant papers for meetings of the Board (or for meetings of any committee) should be sent to each Director and any alternates prior to the relevant meeting and minutes of all such meetings should be sent to each Director and any alternates after the holding of the relevant meetings as soon as reasonably practicable.

4.13	The Directors shall not be entitled to receive monthly salary payment from the Company in relation to their respective appointments as Directors, but nothing herein shall restrict or preclude any director to receive salary or payment from the Company in relation to their other services or works rendered to the Company other than as a director.

4.14	Directors may participate in Board meeting by means of conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other and such participation shall constitute presence in person.

4.15	Resolutions of the Board may be passed by written resolution of the majority member of the Directors in lieu of meeting provided that the resolution is signed by at least two Directors appointed by Treasure Success and Eratex respectively.

5.	Shareholders and shareholders’ meetings

5.1	The quorum for meetings of the Shareholders shall be two.

5.2	Unless otherwise agreed by the Shareholders, meetings will be held in Hong Kong.

5.3	At lease 21 days’ written notice of each Shareholders’’ meeting must be given to each Shareholder specifying the date, time and place of the meeting and the business to be transacted thereat provided that, if all the Shareholders agree to a shorter period of notice, then such meeting shall be deemed to be properly called.

5.4	The Shareholders shall meet at least once in every year.

5.5	Questions arising at any Shareholders’ meeting shall be decided by a simple majority of votes by poll in proportion of the number of shares held by each of the Shareholders except where a greater majority is required by the Articles of Association, this Agreement or applicable laws.

5.6	Shareholders’ resolutions may be passed by written resolution as more particularly provided in the Articles of Association.

5.7	Shareholders may participate in shareholder’ meetings by means of conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other and such participation shall constitute presence in person.

6.	Matters requiring unanimity

6.1	Any of the following actions by the Company shall require the prior written consent of each of the Shareholders (which consent may be given by such Shareholder’s nominated Directors) and such actions shall not be taken unless such consent has been given:-

(a)	the issue or allotment of any Shares of any options or other rights in respect of any Shares;

(b)	the raising of finance from any of the Shareholders by subscription for further Shares or the extending of shareholders’ loans to the Company;

(c)	any decrease, consolidation, sub-division, purchase, cancellation or conversation of any part of the Company’s share capital, or reduction in the Company’s share capital, or alteration in any way of any of the rights attaching to any of the Shares;

(d)	the approval of or any material change to each Business Plan or the taking of any action which is inconsistent with the Business Plan in any material respect;

(e)	the setting up / acquisition of any new business other than specifically as contemplated hereunder and as specifically contemplated in the Business Plan;

(f)	the borrowing of any money of the making of any loan or advance other than in the ordinary course of business of the Company;

(g)	the creating, incurring or suffering of any mortgage, pledge, lien (other than a lien arising by operation of law), change, security interest, equity, claim or encumbrance on or with respect to the assets of the Company other than in the ordinary course of business of the Company;

(h)	the creation or assumption of any guarantee or indemnity of unlimited liability or any other guarantee or indemnity other than in the ordinary course of business of the Company;

(i)	any amendment to the Articles of Association;

(j)	any capital expenditure in excess of HK1,000,000.00;

(k)	the removal of any Director other than by a Shareholder in accordance with Clause 4.3;

(l)	the approval of any merger, reconstruction, winding-up, liquidation or other similar arrangements in relation to the Company;

(m)	the transfer of all or any of the Business by the Company or any acquisition or disposal of any asset material to the Company, or the sale or other disposition of all or substantially all of the Company’s assets;

(n)	the appointment of an Auditor; and

(o)	the filing of any material tax return.

7.	Transfer of Shares

7.1	The Shareholders shall not have the right to transfer sell, dispose of, pledge or assign any of their Shares except in accordance with the provisions of the Articles of Association and this Agreement.

7.2	If any Shareholder, having complied with the relevant provisions of the Articles or Association, wishes to transfer the whole of its shareholding in the Company to a third party then the Shareholders shall procure that prior to any as a pre-condition of such transfer, the transferee shall enter into a binding agreement with the continuation Shareholder in substantially the same term as are set out herein (including this Clause) so far as appropriate. For avoidance of doubt, save as contemplated hereunder, no Shareholder shall be entitled to transfer part of its shareholding in the Company.

7.3	A Shareholder wishing to sell its Shares or any interest in its Shares (the “Seller”) shall give notice in writing to the Company (the “Transfer Notice”). A Transfer Notice shall constitute the Company as the seller’s agent for the sale of all of its Shares (the “Sale Share) and the assignment of all loan or debt obligations due to it by the Company (“Loans”) at a price (the “Sale price”) specified by the Seller in [HK$] Dollar in the Transfer Notice. A Transfer Notice once given may not be withdrawn without the consent of all of the Directors.

7.4	Within (7) days of receipt of a Transfer Notice from the Seller, the Company shall offer the Sale Shares and Loans to the holders of the remaining Shares, pro-rata to their existing holdings, at the Sale Price, by delivering a copy of one Transfer Notice to such holders. The Seller shall be required to leave the offer in the case of both the Shares and the Loans open for a period of (45) days form the date upon which a copy of the Transfer Notice is delivered by the Company to the Holders of the remaining Shares (the “Acceptance Period”). If, within the Acceptance Period, each offered individually or collectively apply for all of the Sale Shares and Loans, the Company shall allocate the Sale Shares and Loans amongst the accepting shareholders (the “Accepting Shareholders”) in proportion to their existing holding in the Company (in case of competition) without involving fractions or increasing the number allocated to any application beyond that applied for by that applicant. The Company shall promptly give notice in writing (the “Acceptance Notice”) to the Seller specifying the place and time (being not earlier than 7 and not late than 28 days after the date of the Acceptance Notice) at which the sale shall be completed.

7.5	The Seller shall be bound to transfer and/or assign the Sale Shares and Loans (as the case may be) to the Accepting Shareholders, and the Accepting Shareholders shall be bound to pay the Sale Price to the Seller, at the time and place specified in the Acceptance Notice. If the Seller fails to transfer the Sale Shares and Loans, then a representative appointed in writing by the Accepting shareholders shall be deemed to have been appointed under seal of the respective Shareholder as attorney of the Seller with full power and authority to execute, pass, complete and deliver, in the name and on behalf of the seller, all such documents, resolutions or transfers as may be required to transfer title to the Sale Shares and to assign the Loans to the Accepting Shareholders against payment of the Sale Price which shall be made to the Company as agent of the Seller. The Company shall pay the Sale Price into a separate bank account in the Company’s name and shall hold it in trust for the Seller.

7.6	If the offer of the sale Shares and Loans at the Sale Price in not fully accepted in whole during the Acceptance Period, then the Seller shall be at liberty, during the period of 3 months following the end of the Acceptance Period, to sell all (but not part only) of the Sale Shares and to assign all the Loans to any person (a “Third Party Purchaser”) (the identity of which all the remaining Shareholders have previously approved in writing ) at a price not less than the Sale Price (PROVIDED HOWEVER that the Seller shall procure that the Third Party Purchaser makes an offer to the remaining Shareholders to purchase all of the Shares held by them and Loans held by or owed to them on the same terms as those upon which the Sale Shares and Loans are to be purchased.)

7.7	Upon a sale of all of its Shares and Loans a Shareholder shall procure that all Directors appointed by it resign from the Board without compensation.

7.8	The restrictions contained in this Clause shall not apply to:-

(a)	a transfer approved in writing by all Shareholders provided that the transferee shall agree to be bound by the same obligations (mutatis mutandis) as those by which the Seller is bound under this Agreement as if the transferee has been an original party hereto;

(b)	a transfer by any Shareholder to its Affiliate provided that such Affiliate shall enter into a binding agreement with the other Shareholders in substantially the same terms as set out herein (including this Clause) so far as appropriate.

7.9	No Shareholder shall assign, transfer or otherwise dispose of any interest in any Loans otherwise than as provided in this Clause.

8.	Finance, Accounting and Banking

8.1	Unless otherwise agreed by the parties, any Shareholders’ loans to the Company shall be interest-free and shall be repayable at such time as the Board shall determine provided always that, unless otherwise unanimously agree by the Shareholders at the time, all repayments of such loans shall be made to the Shareholders pro rata to the respective principal amounts outstanding to each Shareholder at the date of each repayment. No Shareholder shall have any obligation, express or implied, to make a loan to the Company unless otherwise provided in this Agreement.

8.2	Each of the Shareholders shall use all reasonable endeavors to arrange borrowings in the form of loans or overdraft facilities from banks or other financial institutions for the Company as may be required by the Board from the time to time. Each Shareholder may, if requested by a lender as a condition of granting any such facility, offer to guarantee the facility on a several basis, on such terms as may be agreed between the lender and the Shareholders(s) concerned. In the event that any such guarantee shall be called upon, such Shareholder shall be entitled to seek contribution from any other Shareholder provided that the prior written consent of such Shareholder to such an entitlement was obtained at the time that the guarantee was given, Such consent having been given by any Shareholder, the liability of such Shareholder under such guarantee shall reflect the ratio of Shareholding held by such Shareholders in the Company and such Shareholders shall account to and indemnify each other accordingly. The Shareholders shall have no obligation to enter into a joint and several, or any other, guarantee.

8.3	Banking matters

(1)	Signatory for bank accounts for the Company shall require Joint signatures from representatives designated by each party.

(2)	If bank transactions are to be done through online banking, visibility for the approval process should be provided to both parties on the transactions and process positions.

8.4	Account and Books of Account

(1)	The Company shall keep accurate books of account and financial and related records in accordance with the HKGAAP and applicable laws.

(2)	At the end of each financial year, the books of account and records of the Company shall be audited, at the expense of the Company, by the Auditors. The Shareholders shall procure that the Auditors shall prepare and supply to the Shareholders annually certified financial reports prepared in accordance with HKGAAP.

(3)	Not less than twenty (20) days after the end of each calendar month and thirty (30) days of each calendar quarter, The General Manager of the Company submit to each of the Shareholders, the balance sheet, profit and loss statement and cash flow statement of the Company in respect of such period. Further, the Shareholders shall procure the Company to make available at its principal place of business to each of the shareholders, or to its designated representative(s), its books of account and records, if and when such Shareholder shall so request. The Shareholders shall procure the Company to keep the Shareholders informed on a timely basis of all material development in its business.

8.5	The financial year end of the Company is fixed at 31st March.

9.	Dividend and Distribution Policy

9.1	Subject to circumstances prevailing at the relevant time including in particular the working capital requirements and cash flow conditions of the Company, maintenance of prudent profits by way of reserve, and compliance with any financial covenant given by the Company to its lenders in respect of its financing, the Board of Directors shall have the power and discretion (which is not mandatory) to consider and declare dividends to its shareholders in respect of each Financial Year provided that any such distribution shall be firstly by way of the repayment of principal of any outstanding Shareholders’ Loans.

10.	Covenants

10.1	Each of the Parties undertakes with the others:

(a)	to perform and observe and to cause its Affiliates to perform and observe all the provisions of this Agreement;

(b)	so far as it is able to do so, including the exercise of voting rights, to cause the Company to diligently perform and observe the parties’ respective obligations and rights under this Agreement;

(c)	to take all necessary steps on their part to give full effect to the provisions of this Agreement;

(d)	without prejudice to the generality of the foregoing, to exercise and procure that every person for the time being representing it will exercise or refrain from exercising any rights of voting at any meeting of the Shareholders or of the Directors or any other rights or powers of control so as to ensure the passing of any and every resolution necessary or desirable to procure that:

(i)	the affairs of the Company are conducted in accordance with this Agreements;

(ii)	to give full effect to the provisions of this Agreement; and

(iii)	so as to ensure that no resolution of the Company is passed and that no matter is done or omission made other than in accordance with the provisions of this Agreement.

11.	Confidentiality of Information

11.1	Each Party agrees to treat all provisions of this Agreement and all information obtained from the Company or any other party as confidential information and not to disclose any of such information or information relating to the existence, purpose or operation of the Company to any third parties, except as may be required by law or required in the course of exercising any rights or fulfilling any obligations provided herein.

11.2	The Parties agree that they shall not use any Confidential Information for any purpose whatsoever except as required by law or in a manner expressly provided for in this Agreement or in relating to any litigation relating to his Agreement in which event such Confidential Information may be used only strictly in accordance with such legal requirements or the rules and regulations of the competent courts having jurisdiction over such litigation.

The Company shall not issue, nor shall any Shareholder issue, any press release or other publicity concerning the formation of the Company, or the operations of the Company outside of the ordinary course of business, without the consent of all the Shareholders except as required by law or regulatory authorities to which the Company or each Shareholder is subject to.

12.	Term and Termination

12.1	The term of this Agreement shall continue in force and effect until (i) the Company shall be dissolved or otherwise cease to exist as separate entity, or (ii) one Party becomes the beneficial owner of all the Shares, or (iii) this Agreements is terminated in accordance with Clause 12.2 or 12.3.

12.2	Any Party may terminate this Agreement by written notice to another Party in the event that such other Party shall:

(a)	be declared insolvent or bankrupt, or make an assignment of or other arrangement related to a substantial part of its assets for the benefit of its creditors: or

(b)	be dissolved or liquidated, except in consequence of a merger, amalgamation or other corporate reorganization to which it may be a party.

In case any Party is involved in any of the events in paragraphs (a) or (b) such Party shall be obliged to immediately notify the other Parties of the occurrence of such event.

12.3	In the event of a material breach of this Agreement by a Party (the “Breaching party”), a Party not in breach (the “Non-Breaching party”) may terminate this Agreement by written notice to the other Parties if, within thirty (30) days after written notice is given by the Non-Breaching Party to the Breaching Party complaining of such breach, the breach as aforesaid shall not have been corrected. The said notice shall be specifically state the breach which the Party giving the notice believes is material. During the thirty (30) day period, the parties shall negotiate in good faith in an attempt to reach mutual agreement on a method to avoid such termination.

13.	Consequences of Termination

13.1	In the event that a Shareholder elects to terminate this Agreement pursuant to clause 12, such Shareholder may also elect to dissolve the Company by written notice addressed to the Directors, requiring the Directors to convene a meeting of the Shareholders for the purpose of winding up the Company. The Directors within 15 days thereafter, to convene such meeting or meetings (as the case may be) for consideration and vote on such resolution. Nothing in this Clause shall be any manner adversely affect such remedies as each of the Shareholders may be entitled to under application law in the event of termination of this Agreement.

13.2	Termination of this Agreement for any cause shall not release any party from any liability which at the time of termination had accrued to that Party or which thereafter may accrue in respect of any act or omission prior to such termination, nor shall any such termination affect in any way the survival of any right, duty or obligation of any party which is expressly stated elsewhere in this Agreement to survive such termination.

14.	Deadlock

14.1	In the event that a difference of opinion among the Shareholders in respect of any material matter referred to the Clause 6 above relating to the Company results in a failure of at meeting of the Shareholders or Directors to approve a reasonable and valid proposal or motion of one of the Parties, a designee of each party shall act as conciliator to attempt to resolve the difference of opinion. For the avoidance of doubt, in no circumstances shall either such designee be liable in respect of their acting as conciliators in a bona fide manner pursuant to this Clause.

14.2	If such conciliators are unable to resolve such matter within a period of thirty (30) days, any Shareholder may elect to terminate this Agreement and liquidate the Company, which election may be exercised by written notice to the other Shareholders (the “Election Notice”). Upon exercise of the said election, the Shareholders shall cooperate to carry out the dissolution and liquidation of the company unless a Shareholder offers to purchase all of the Shares held by the other Shareholders.

15	Option to Purchase

15.1	In the event that a Shareholder elects to dissolve and liquidate the Company under Clauses 13.1 or 14.2, any Shareholder may, within thirty (30) days of the date of the Election Notice, offer to purchase all (but not party only) of the Shares and Loans held by all the other Shareholder at a price per Share (the “Office Price”) determined by such Shareholder.

15.2	If the offer is not accepted by all the other Shareholder within seven (7) days thereof, then the Company shall be dissolved.

15.3	The Shareholders agree to waive any rights under the Articles of Association that may restrict the transfer of any Shares in the event of a transfer pursuant to Clause 15.1. The Shareholders shall cause the Board to register any transfer of Shares effect pursuant to Clause 15.1.

15.4	Any sale and purchase of Shares and the Shareholder loans of the outgoing Shareholder under Clause 15.1 shall be completed within 30 days of the Cut-off Date applicable to the offer in question.

15.5	The purchaser in any transfer under this Clause shall assume all rights and obligations of any selling Shareholder under all bank guarantees given by such Shareholder pursuant to any selling Shareholder this Agreement in respect of the obligations of the Company.

16.	Cessation of Business

16.1	In the event of the Company being wound up (whether the liquidation is voluntary or compulsory), the balance, if any, of the Company’s funds, after paying legal costs, outstanding taxation liabilities, and any creditors of the Company, shall be paid to the Shareholders in proportion to their respective Shareholdings.

17.	Notices

Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant Party at its address or fax number set our below (or such other address or fax number as the addressee has by five (5) days’ prior written notice specified to the other parties):

To: Treasure Success

Address: Unit A, 19th Floor, Ford Glory Plaza, 37-39 Wing Hong Street, Cheung Sha Wan, Kowloon, Hong Kong.

Fax Number: [*]

Email: [*]

To: PT. Eratex (Hong Kong) Limited

Address: Axa Tower, 41st Floor, Kuningan City, Jl. Prof. Dr. Satrio Kav. 18, Jakarta 12940. Indonesia

Fax Number: [*]

Email: [*]

Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered (a) if given or made by letter, when actually delivered to the relevant address and (b) if given or made by fax, when dispatched with confirmation.

18.	Miscellaneous

18.1	This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof, supersedes all previous agreement, representations and understandings between the parties with respect thereto, any may not be modified except in writing signed by all the Parties.

18.2	Any waiver by any Party of a breach of any provision of this Agreement in any instance shall not be considered as a waiver of any subsequent breach of the same or of any other provision hereof in any other instance.

18.3	This Agreement, and all right and obligations hereunder, are personal to the parties and shall not be assigned by any of the parties without the prior written consent of the other parties.

18.4	The parties agree that in the event that there is any discrepancy between the Articles of Association and this Agreement, this Agreement shall prevail.

18.5	Each Shareholder shall bear it own costs incidental to the preparation and completion of this Agreement.

18.6	This Agreement may be executed in any number of counterparts and by the different Parties on separate counterparts each of which when so executed a delivered shall be an original but all the counterparts together shall constitute one and the same instrument.

18.7	All costs and expenses incurred in connection with the organization of the Company shall be borne by the Company.

18.8	This Agreement does not create a relationship of trust or agency between the Parties. Each Party is responsible for its own obligations arising under this Agreement and is not liable for any other Party’s obligations

19.	Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region and the parties hereby irrevocably submit to the non-exclusive jurisdiction of the court of the Hong Kong Special Administrative Region in conjunction with any dispute relation thereto.

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties on the date appearing above.

Chopped with the Company chop of Treasure Success International Limited and Signed by on its behalf of in the presence of:	) (seal) Treasure Success International Limited ) /s/ Choi Lin Hung ) ) ) /s/ Ng Tsze Lun )
Chopped with the Company chop of P.T. Eratex (Hong Kong) Limited and Signed by on its behalf of in the presence of:	) (seal) P.T. Eratex (Hong Kong) Limited ) /s/ Vinod Sureka ) ) ) ) /s/ Yulianto Manurung

Addendum